Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-43734, 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165, 33-35944, 333-95863, 333-95855, and 333-100618 of our reports dated April 27, 2005 relating to the financial statements and financial statement schedule of Apogee Enterprises, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc., for the year ended February 26, 2005.

Deloitte and Touche LLP

Minneapolis, Minnesota

April 27, 2005